Exhibit 10.5

USA COMPRESSION PARTNERS, LP

2013 LONG-TERM INCENTIVE PLAN

FORM OF DIRECTOR PHANTOM UNIT AGREEMENT

Pursuant to this Phantom Unit Agreement, dated as of the Grant Date identified in the Grant Notice below (this “Agreement”), USA Compression GP, LLC (the “Company”), as the general partner of USA Compression Partners, LP (the “Partnership”), hereby grants to ____________ (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the USA Compression Partners, LP 2013 Long-Term Incentive Plan, as may be amended and/or restated from time to time (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference.  Each Phantom Unit shall constitute a Phantom Unit under the terms of the Plan and is hereby granted in tandem with a corresponding distribution equivalent right (“DER”), as further detailed in Section 3 below.  Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of Phantom Units:  ____ Phantom Units

Grant Date:  ________

Vesting of Phantom Units:  Phantom Units shall vest incrementally with 60% of the Phantom Units vesting on December 5, 20__ and the remaining 40% on December 5, 20__, subject in each case to the Participant continuing in Service through the applicable vesting date; provided that the Phantom Units shall be subject to accelerated vesting in certain circumstances as set forth in Section 4 below.

Forfeiture of Phantom Units:  In the event of a cessation of the Participant’s Service for any reason other than those set forth in Section 4, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.

Payment of Phantom Units:  Vested Phantom Units shall be paid to the Participant in the form of Units as set forth in Section 5 below.

DERs: Each Phantom Unit granted under this Agreement shall be issued in tandem with a corresponding DER, which shall entitle the Participant to receive payments in an amount equal to the Partnership distributions in accordance with Section 3 below.

TERMS AND CONDITIONS OF PHANTOM UNITS

1. Grant.  The Company hereby grants to the Participant, as of the Grant Date, an award of Phantom Units in the amount set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan.

2. Phantom Units.  Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one (1) Unit.  Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit.  Prior to actual payment in respect of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.

3. Grant of Tandem DER. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the related Phantom Unit.  Each DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership following the Grant Date and while the DER is outstanding in respect of the Unit underlying the Phantom Unit to which such DER relates.  The Company shall make each such payment to the Participant in cash as soon as reasonably practicable, but not later than forty-five days after each such distribution is paid by the Partnership.

4. Vesting and Forfeiture.

(a)Vesting.  Subject to remaining provisions in this Section 4, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.

(b)Change of Control.  If a Change in Control, as that term is defined from time to time under the Plan, occurs after the Grant Date, then 100% of the then-unvested Phantom Units shall vest in full as of immediately prior to such event.

(c)Death or Disability.No portion of the Phantom Units shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death or Disability.  Instead, in the event of the Participant’s death or Disability, 100% of the then-unvested Phantom Units shall vest in full immediately prior to such death or Disability.

(d)Forfeiture.  Notwithstanding the foregoing, in the event of a cessation of the Participant’s Service for any reason other than those set forth above in this Section 4, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.  No portion of the Phantom Units which has not become vested at the date of the Participant’s cessation of Service shall thereafter become vested.

(e)Payment.  Vested Phantom Units shall be subject to the payment provisions set forth in Section 5 below.

5. Payment of Phantom Units and DERs.

(a)Phantom Units.    Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump-sum as soon as reasonably practical following the vesting date, but not later than twenty-five (25) days, following the date on which such Phantom Units vest.  Payments of any Phantom Units that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Section 5. The settlement of Phantom Units will be subject to all tax withholding requirements.

(b)DERs.    Subject to any tax withholding, DERs shall be paid to the Participant as provided above in Section 3.

6. Rights as Unit Holder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or such Units shall have been recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

7. Partnership Agreement.  Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement.  Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

8. Non-Disparagement.  The Participant agrees to refrain from making any oral or written statements to a third party about the Company, the Partnership, or any of their Affiliates that are slanderous, libelous or defamatory with the effect of damaging the business or reputation of the Company, the Partnership, or any of their Affiliates. If the Participant violates the terms of this Section 8, the violation shall be deemed an Act of Misconduct under the Plan and the Phantom Units, DERs, and Units issuable hereunder, whether vested or unvested and whether or not previously issued, shall be subject to the clawback described in the Plan only to the extent that the violation resulted in actual demonstrable harm to the Company, the Partnership, or any of their Affiliates.

9. Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

10. Tax Consultation.  None of the Board, the Committee, the Company or the Partnership has made any warranty or representation to Participant with respect to the income tax consequences of the issuance of the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units and DERs granted pursuant to this Agreement.  The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.

11. Amendments, Suspension and Termination.  Solely to the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.  Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

12. Code Section 409A.

(a) General. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b) Delayed Payment Rule.  If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company and the Partnership, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees to be bound, such portion of the Phantom Units and, if applicable DERs, to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment Date”).  Any amount that is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest.  In addition, if a distribution is paid by the Partnership with respect to its Units during the six month period between the Participant’s separation from service and the New Payment Date, the Partnership shall calculate the distribution amount that the Participant would have received with respect to each Phantom Unit that is not settled through delivery of a Unit pursuant to this Section 12 during the six (6) month delay period and shall pay such amount, without interest, to the Participant on the New Payment Date.

(c) Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Phantom Units under this Agreement shall be treated as a separate payment of compensation.  None of the Company, the Partnership nor the Participant shall have the right to accelerate or defer the delivery of any such Phantom Units except to the extent specifically permitted or required by Section 409A.

(d) No Representation.  The Company and the Partnership make no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

13. Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership.  Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

14. Governing Law.  The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

15. Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of the Agreement shall control.  The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this grant of Phantom Units.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

USA Compression Partners, LP
a Delaware limited partnership

By:  USA Compression GP, LLC
Its:   General Partner

By:__________________________________
Name:
Title:

“PARTICIPANT”

______________________________________
DIRECTOR*****